Exhibit 99.2

UNITED STATES DISTRICT COURT

DISTRICT OF SOUTH CAROLINA, GREENVILLE DIVISION

IN RE SCANSOURCE, INC. DERIVATIVE LITIGATION This Document Relates To: All Actions	LEAD CASE NO. 6:06-3312-HFF NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF DERIVATIVE ACTION, SETTLEMENT HEARING AND RIGHT TO APPEAR

TO:	SHAREHOLDERS OF SCANSOURCE, INC. (“SCANSOURCE” OR THE “COMPANY”) WHO HELD SCANSOURCE COMMON STOCK AS OF , 2009 (EACH A “CURRENT SCANSOURCE STOCKHOLDER”):

THIS NOTICE IS GIVEN pursuant to an Order of the United States District Court for the District of South Carolina, Greenville Division (the “Court”) in the above-captioned derivative action (the “Action”). The Action is being settled and the parties have entered into a Stipulation of Compromise and Settlement dated April 15, 2009 (the “Settlement”). Plaintiffs brought claims in the Action concerning certain of the Company’s prior stock option grants and sought to pursue them derivatively on behalf of ScanSource.

IF YOU ARE A CURRENT SCANSOURCE STOCKHOLDER, YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION. A more detailed description of the Settlement was published as a Company Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “SEC”) on                         , 2009, which can be viewed at the SEC’s website at www.sec.gov or at ScanSource’s website at www.scansource.com.

Because this is a shareholders’ derivative action brought for the benefit of ScanSource, no individual ScanSource shareholder has the right to receive any individual compensation as a result of the settlement of this action. Certain of the Company’s current and former officers and directors have paid to the Company certain amounts realized from the exercise of certain stock options, and/or repriced or forfeited other stock options. In addition, ScanSource will adopt, to the extent it has not already adopted, remedial measures and corporate governance reforms designed to improve the Company’s corporate governance and internal controls.

On [] at [].m, a hearing (the “Settlement Hearing”) will be held before the Honorable Henry F. Floyd at the Donald S. Russell Courthouse and U.S. Courthouse, 201 Magnolia Street, Spartanburg, SC 29306, to: (1) determine the fairness, reasonableness, and adequacy of the terms and conditions of the Settlement and whether the Court should finally approve the Settlement and enter a final judgment and order of dismissal thereon; and (2) rule upon the agreed-to fee award for Plaintiffs’ counsel. If approved by the Court, the Settlement will result in the final dismissal with prejudice of the Action.

Any Current ScanSource Stockholder that objects to the settlement of the Action has the right, but is not required, to appear and be heard at the Settlement Hearing. Any Current ScanSource Stockholder may enter an appearance through counsel of such stockholder’s own choosing and at such stockholder’s own expense or may appear on their own and present evidence or argument that may be proper and relevant. However, no such evidence or argument shall be considered at the Settlement Hearing unless, no later than [], such stockholder has filed with the Court (1) a written notice of objection with the stockholder’s name, address and telephone number, along with a representation as to whether the stockholder intends to appear at the Settlement Hearing; (2) competent evidence that the stockholder held shares of ScanSource common stock as of [], and that the stockholder continues to hold shares of ScanSource common stock as of the date of the Settlement Hearing; (3) a statement of the stockholder’s objections to any matters before the Court, the grounds therefore or the reasons the stockholder desires to appear and be heard, as well as any documents or writings the stockholder desires the Court to consider; and (4) the identities of any witnesses the stockholder plans on calling at the Settlement Hearing, along with a summary description of their likely testimony.

In addition, on or before the date of such filing, an objecting stockholder must also serve the same documents via first class mail or overnight delivery upon the following counsel:

Michael C. Wagner Barroway Topaz Kessler Meltzer & Check LLP 280 King of Prussia Road Radnor, PA 19087	Mary C. Gill Alston & Bird LLP 1201 West Peachtree Street Atlanta, GA 30309

An objecting stockholder must also contemporaneously deliver a copy of all documents described above to the Clerk of the Court, at the U.S. District Courthouse for the District of South Carolina, Greenville Division, Clement F. Haynsworth Federal Building and U.S. Courthouse, 300 East Washington Street, Greenville, South Carolina 29601; and even if the objecting stockholder does not appear in person at the Settlement Hearing, the Court will consider the stockholder’s written submission.

Unless the Court otherwise directs, you shall not be entitled to object to the approval of the Settlement, to any Order and Final Judgment entered thereon, to the fee agreement, or to otherwise be heard, except by serving and filing a written objection and supporting papers and documents as prescribed above. If you fail to object in the manner and within the time prescribed above you shall be deemed to have waived your right to object (including the right to appeal) and shall forever be barred, in this proceeding or in any other proceeding, from raising such objection(s).

If you have any questions regarding the Settlement, please direct your inquiries to Plaintiffs’ Co-Lead Counsel: Michael C. Wagner, Barroway Topaz Kessler Meltzer & Check LLP, 280 King of Prussia Road, Radnor, PA 19087; telephone 610-667-7706.

PLEASE DO NOT CALL OR DIRECT ANY INQUIRIES TO THE COURT.

DATED: , 2009	BY ORDER OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF SOUTH CAROLINA, GREENVILLE DIVISION